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                                   EXHIBIT 11

                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS

RETURN ON EQUITY AND ASSETS

                                                                                JANUARY 1, 2004
                                                                                     TO
                                                            ANNUALIZED           JUNE 30, 2004
                                                            ----------           -------------
Return on average total assets                               0.95%                       0.47%
Return on average equity                                     9.30%                       4.63%
Dividend payout ratio                                                                   20.56%
Average equity to average assets                                                        10.25%

STATEMENT OF COMPUTED PER SHARE EARNINGS

Net income                                                                        $ 6,119,000

Average basic shares outstanding                                                    7,165,744

Average diluted shares outstanding                                                  7,310,298

Basic earnings per share                                                          $      0.85

Diluted earnings per share                                                        $      0.84

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